Exhibit 99.1

Usio Announces Third Quarter 2024 Financial Results

Third Quarter Net Income of $2.9 million, or $0.10 per share

Total payment dollars processed through all payment channels up 46% versus the prior year period

SAN ANTONIO, November 6, 2024 (GLOBE NEWSWIRE) – Usio, Inc: (Nasdaq: USIO), a leading FinTech company that operates a full stack of integrated, cloud-based electronic payment and embedded financial solutions, today announced financial results for the third quarter, which ended September 30, 2024.

Louis Hoch, President and Chief Executive Officer of Usio, said, “Results in the third quarter continue to reflect strong fundamental processing growth, disciplined cost control, and strong positive cash flow and a continued commitment to cash management. We reported GAAP net income of approximately $2.9 million, or $0.10 per share, which includes a tax benefit of approximately $3.2 million, and we also generated positive Adjusted EBITDA1, illustrating our improved operational performance and commitment to earnings growth. More importantly, our growing implementation queue from signed deals and pipeline have never been stronger, and we are beginning to generate activity/volume from some of our largest new opportunities. I am particularly pleased with our ability to almost completely replace the $10 million of one-time revenue lost with the completion of a large prepaid card contract in 2023, and to do so at stronger margins with a more recurring revenue base. We believe we are in excellent position to generate value for our shareholders over the long-term and believe we have the financial resources to assure that we are well prepared from the ramp in activity arising from the imminent growth in volume associated with this new business."

Mr. Hoch continued, "Momentum remains strong, with a large implementation queue of contracted PayFac integrated software vendors, or ISVs, still to be implemented with more than $1.4 billion in potential processing dollars. Total payment dollar processing volume growth accelerated to 46% in the third quarter, led by strong growth in our highest margin line of business, ACH, where electronic check dollar volume increased 61%, transactions grew 25% and returned check transactions grew 18% all compared to the same period in 2023.

Revenues for the quarter were in line with our expectations, and were up from a year ago, primarily due to strong growth in our ACH and complementary services line of business, offsetting the impact in the quarter from the loss of nearly $10 million in one-time annual revenue arising from the completion of a large prepaid card program in 2023. ACH & complementary services revenue growth was primarily attributable to an increase in ACH volume from net new business and organic growth. The business also benefited from a year over year increase in revenues from ancillary product offerings, such as Remotely Created Checks, or RCC, and PINless debit, cross-selling with our ACH base. Credit card revenues were flat, with PayFac revenues growing a strong 27% and continuing to offset legacy credit card volume attrition. As our Payfac business is now set to overtake legacy credit card processing in card business revenue contribution, overall credit card processing growth will increasingly reflect PayFac's performance. Prepaid card load volume was up 21%, to an all-time quarterly record $140 million, and exceeded $100 million for the fifth consecutive quarter. Prepaid revenues should start to better reflect the underlying growth of the book of recurring revenues it is building as we begin facing more favorable comparables from year ago quarters where revenues from the Covid incentive programs continue to decline. Revenues for Output Solutions were up 2% in the quarter, attributable to delays in some new customer implementations. Revenues for the nine months ended September 30, 2024 were down 2%; however, excluding COVID incentive programs, revenues would have been up 9% compared to a year ago.

For the quarter ended September 30, 2024, margins were up nearly 1% from the year ago third quarter, mainly due to the growth of our highly profitable ACH business and improving margins in both our Prepaid card and Output Solutions businesses. These margin improvements are expected to continue. Other selling, general and administrative expenses decreased 4% from the same period last year as part of our commitment to disciplined cost control. The Company reported net income of approximately $2.9 million, or $0.10 per share, compared to a net loss of $0.7 million, or ($0.03) per share, a year ago due largely to the federal income tax benefit of an approximate $3.2 million increase in our deferred tax asset.  Adjusted EBITDA1 was $0.8 million, a $0.4 million improvement from the $0.4 million Adjusted EBITDA1 a year ago.  The Company’s financial position remains strong as the Company generated $2.4 million in Adjusted Operating Cash Flows1 over the first nine months of this fiscal year with cash at quarter end up over $1.2 million versus the balance as of December 31, 2023."

Mr. Hoch concluded, “The Company is in a strong position, with a growing portfolio of recurring revenues, a best-ever financial position, and signed contracts that we believe will be adding incremental revenue as they come online, although the timing of when these large incremental deals will ramp up remains uncertain. So far this year we have achieved our goals to strengthen the organization, strengthen our financial position, and expand our market presence. For that reason, we believe we find ourselves on a path of continued profitably with the potential to exceed an annual revenue run rate of $100MM+ for 2025.”

Quarterly Processing and Transaction Volumes

Total payment transactions processed in the third quarter of 2024 were 12.7 million, an increase of 31% over the same quarter of last year. Total payment dollars processed through all payment channels in the third quarter of 2024 were $2.0 billion, an improvement of 46% over last year's third quarter $1.4 billion in volume.

We set all-time records in card load, processing, and transaction volumes in our Prepaid business unit, with card load volume up 21%, transactions processed up 56% and purchase volume up 23%. In our credit card segment, dollars processed were up 7% and transactions processed were up 22% from a year ago. ACH electronic check transaction volume was up 25%, electronic check dollars processed were up 61% and return check transactions processed were up 18%.

Third Quarter 2024 Revenue Detail

Revenues for the quarter ended September 30, 2024 were $21.3 million, up 2% compared to the prior year quarter, due primarily to strong growth in our ACH and complementary services revenues, overcoming a decrease in Prepaid revenues due to the continued wind-down of COVID incentive programs.

	Three Months Ended September 30,
	2024	2023	$ Change	% Change

ACH and complementary services	$4,302,510	$3,528,133	$774,377	22%
Credit card	7,197,362	7,169,066	28,296	0%
Prepaid card services	4,017,153	4,685,212	(668,059)	(14)%
Output Solutions	5,253,388	5,138,030	115,358	2%
Interest - ACH and complementary services	201,545	212,691	(11,146)	(5)%
Interest - Prepaid card services	309,131	239,413	69,718	29%
Interest - Output Solutions	40,389	10,216	30,173	295%
Total Revenue	$21,321,478	$20,982,761	$338,717	2%

	Nine Months Ended September 30,
	2024	2023	$ Change	% Change

ACH and complementary services	$12,078,574	$10,948,012	$1,130,562	10%
Credit card	22,019,364	21,624,848	394,516	2%
Prepaid card services	11,031,795	14,710,084	(3,678,289)	(25)%
Output Solutions	15,478,180	15,945,447	(467,267)	(3)%
Interest - ACH and complementary services	603,418	255,997	347,421	136%
Interest - Prepaid card services	1,046,496	425,431	621,065	146%
Interest - Output Solutions	113,925	25,784	88,141	342%
Total Revenue	$62,371,752	$63,935,603	$(1,563,851)	(2)%

Gross profit for the third quarter of 2024 was $4.9 million compared to $4.7 million for the third quarter of 2023, while gross margins were 23.0%, expanding from 22.2% in the same period a year ago as revenues from the lower margin Covid incentive programs decreased and we realized efficiencies in Output Solutions as a result of the new equipment acquired earlier this year.

Other selling, general and administrative expenses were $4.1 million for the quarter ended September 30, 2024, down compared to $4.3 million in the prior year period. The decrease was primarily attributable to realized efficiencies in our workforce, including a reduction in labor costs arising from Output Solutions' new equipment as well as strategic spend management in our other lines of business, as we focus on improving profitability. Further, the quarter ended September 30, 2023 contained some one time professional fees and marketing events, that were not incurred in the third quarter of 2024.

For the quarter, we reported an operating loss of $0.4 million compared to a loss of $0.8 million in operating income for the same quarter a year ago, while adjusted EBITDA1 was $0.8 million for the quarter, compared to Adjusted EBITDA1 of $0.4 million a year ago. Net income in the quarter ended September 30, 2024 was approximately $2.9 million, or $0.10 per share, compared to a net loss of $0.7 million, or ($0.03) per share, for the same period in the prior year. Profitability metrics improved due to increased revenues and reduced operating expenses, while net income improved significantly due to the recognition of an approximate $3.2 million federal income tax benefit from the recapture of deferred tax assets.

Revenues for the nine months ended September 30, 2024 were down 2% compared to the prior year period, attributable to the decrease in Prepaid revenues. Gross profits for the nine months ended September 30, 2024 were $14.5 million, down $0.3 million, from the same time period last year. This was primarily attributable to lower overall revenues, as gross margins were up slightly, at 23.3% versus 23.2% from the prior year period. Other selling, general and administrative expenses were $12.2 million for the nine months ended September 30, 2024, compared to $12.0 million in the prior year period, a nominal increase, being primarily attributable to some one-time increases in professional fees and marketing, including increased sales-related travel, in the first quarter of 2024.

For the nine months ended September 30, 2024, our operating loss was $0.9 million compared to an operating loss of $0.4 million in the same period a year ago, with net income of $2.7 million, or $0.10 per share, versus net loss of $0.5 million in the nine months ended September 30, 2023. Adjusted EBITDA1 was $2.4 million in the nine months ended September 30, 2024, a decrease of $0.4 million, from $2.8 million a year ago. The increase in operating loss and decrease in Adjusted EBITDA1 were driven by the continued wind down of prepaid COVID incentive programs during 2024. Net income for the fiscal 2024 nine month period increased by $3.2 million, primarily as a result of the recognition of an approximate $3.2 million federal tax benefit.

Adjusted Operating Cash Flows1 (excluding merchant reserve funds, prepaid card load assets, customer deposits and net operating lease assets and obligations) was $2.4 million for the nine months ended September 30, 2024. Cash flows used in operating activities was $7.6 million for the nine months ended September 30, 2024, compared to cash flows provided by operating activities of $41.5 million in the same period a year ago, with the difference driven primarily by lower prepaid card load obligations, as funds are loaded and spent on our prepaid cards, alongside the decrease in accounts payable and accrued expenses.

We continue to be in solid financial condition with $8.4 million in cash and cash equivalents as of September 30, 2024, a $1.2 million increase in cash balances over the first nine months of the year, and an improvement of $1.0 million from September 30, 2023.

1 Please see reconciliation of GAAP to Non-GAAP Financial Measures

Conference Call and Webcast

Usio, Inc.'s management will host a conference call on Wednesday, November 6, 2024, at 4:30 pm Eastern time to review financial results and provide a business update. To listen to the conference call, interested parties within the U.S. should call +1-844-883-3890. International callers should call + 1-412-317-9246. All callers should ask for the Usio conference call. The conference call will also be available through a live webcast, which can be accessed via the Company’s website at www.usio.com/investors.

A replay of the call will be available approximately one hour after the end of the call through November 20, 2024. The replay can be accessed via the Company’s website or by dialing +1-877-344-7529 (U.S.) or 1-412-317-0088 (international). The replay conference playback code is 7062327.

About Usio, Inc.

Usio, Inc. (Nasdaq: USIO), a leading, cloud-based, integrated FinTech electronic payment solutions provider, offers a wide range of payment solutions to merchants, billers, banks, service bureaus, integrated software vendors and card issuers. The Company operates credit, debit/prepaid, and ACH payment processing platforms to deliver convenient, world-class payment solutions and services to clients through its unique payment facilitation platform as a service. The Company, through its Usio Output Solutions division offers services relating to electronic bill presentment, document composition, document decomposition and printing and mailing services. The strength of the Company lies in its ability to provide tailored solutions for card issuance, payment acceptance, and bill payments as well as its unique technology in the card issuing sector. Usio is headquartered in San Antonio, Texas, and has offices in Austin, Texas. Websites: www.usio.com, www.payfacinabox.com, www.akimbocard.com and www.usiooutput.com. Find us on Facebook® and Twitter.

Comparisons

Unless otherwise indicated, all comparisons and growth rates represent year-over-year comparisons, with the quarterly period of this year compared to the corresponding quarter of the prior year.

About Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, as defined in Regulation G adopted by the Securities and Exchange Commission, of EBITDA, adjusted EBITDA, adjusted EBITDA margins and adjusted operating cash flows. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP financial measures provides investors with financial measures it uses in the management of its business.

•	The Company defines EBITDA as operating income (loss), before interest, taxes, depreciation and amortization of intangibles.
•	The Company defines adjusted EBITDA as EBITDA, as defined above, plus non-cash stock option costs and certain non-recurring items, such as costs related to acquisitions.
•	The Company defines adjusted EBITDA margins as adjusted EBITDA, as defined above, divided by total revenues.
•	The Company defines adjusted operating cash flow as net cash provided by (used in) operating activities, less changes in prepaid card load obligations, customer deposits, merchant reserves and net operating lease assets and obligations. These adjustments to net cash provided by (used in) operating activities are not inclusive of any regular expense items, and only include changes in our assets and liabilities accounts on our consolidated balance sheet. These measures may not be comparable to similarly titled measures reported by other companies. Management uses EBITDA, adjusted EBITDA, adjusted EBITDA margins and adjusted operating cash flows as indicators of the Company's operating performance and ability to fund acquisitions, capital expenditures and other investments and, in the absence of refinancing options, to repay debt obligations.

Management believes EBITDA, adjusted EBITDA, adjusted EBITDA margins and adjusted operating cash flows are helpful to investors in evaluating the Company's operating performance because non-cash costs and other items that management believes are not indicative of its results of operations are excluded.

EBITDA, adjusted EBITDA, adjusted EBITDA margins and adjusted operating cash flow should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. They are not measurements of our financial performance under GAAP and should not be considered as alternatives to revenue, net income, or cash provided by (used in) operating activities, as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. EBITDA, adjusted EBITDA, adjusted EBITDA margins and adjusted operating cash flow have limitations as analytical tools and you should not consider these non-GAAP financial measures in isolation or as a substitute for analysis of our operating results as reported under GAAP.

1 See reconciliation of non-GAAP financial measures below

FORWARD-LOOKING STATEMENTS DISCLAIMER

Except for the historical information contained herein, the matters discussed in this press release include forward-looking statements which are covered by safe harbors. Those statements include, but may not be limited to, all statements regarding management's intent, belief and expectations, such as statements concerning our future and our operating and growth strategy and any guidance for future periods. These forward-looking statements are identified by the use of words such as "believe," "should," "intend," "look forward," "anticipate," "schedule,” and "expect" among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks related to an economic downturn, the management of the Company's growth, the loss of key resellers, the relationships with the Automated Clearing House network, bank sponsors, third-party card processing providers and merchants, the security of our software, hardware and information, the volatility of the stock price, the need to obtain additional financing, risks associated with new legislation, and compliance with complex federal, state and local laws and regulations, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the fiscal year ended December 31, 2023. One or more of these factors have affected, and in the future could affect, the Company’s businesses and financial results and could cause actual results to differ materially from plans and projections. Although the Company believes that the assumptions underlying the forward-looking statements included in this press release are reasonable, the Company can give no assurance such assumptions will prove to be correct. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the objectives and plans will be achieved. All forward-looking statements made in this press release are based on information presently available to management. The Company assumes no obligation to update any forward-looking statements, except as required by law.

Contact:

Paul Manley

Senior Vice President, Investor Relations

paul.manley@usio.com

612-834-1804

USIO, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Cash and cash equivalents	$8,392,317	$7,155,687
Accounts receivable, net	4,257,022	5,564,138
Settlement processing assets	59,549,564	44,899,603
Prepaid card load assets	22,065,567	31,578,973
Customer deposits	1,824,820	1,865,731
Inventory	400,002	422,808
Prepaid expenses and other	775,310	444,071
Current assets before merchant reserves	97,264,602	91,931,011
Merchant reserves	4,892,601	5,310,095
Total current assets	102,157,203	97,241,106

Property and equipment, net	3,304,601	3,660,092

Other assets:
Intangibles, net	1,099,373	1,753,333
Deferred tax asset, net	4,690,053	1,504,000
Operating lease right-of-use assets	3,012,779	2,420,782
Other assets	340,285	355,357
Total other assets	9,142,490	6,033,472

Total Assets	$114,604,294	$106,934,670

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$579,618	$1,031,141
Accrued expenses	2,879,369	3,801,278
Operating lease liabilities, current portion	553,480	633,616
Equipment loan, current portion	192,206	107,270
Settlement processing obligations	59,549,564	44,899,603
Prepaid card load obligations	22,065,567	31,578,973
Customer deposits	1,824,820	1,865,731
Current liabilities before merchant reserve obligations	87,644,624	83,917,612
Merchant reserve obligations	4,892,601	5,310,095
Total current liabilities	92,537,225	89,227,707

Non-current liabilities:
Equipment loan, net of current portion	562,923	718,980
Operating lease liabilities, net of current portion	2,573,100	1,919,144
Total liabilities	95,673,248	91,865,831

Stockholders' equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized; -0- shares outstanding at September 30, 2024 (unaudited) and December 31, 2023, respectively	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized; 29,811,487 and 28,671,606 issued, and 27,216,864 and 26,332,523 outstanding at September 30, 2024 (unaudited) and December 31, 2023, respectively	198,226	197,087
Additional paid-in capital	99,447,552	97,479,830
Treasury stock, at cost; 2,594,623 and 2,339,083 shares at September 30, 2024 (unaudited) and December 31, 2023, respectively	(4,755,916)	(4,362,150)
Deferred compensation	(7,297,234)	(6,907,775)
Accumulated deficit	(68,661,582)	(71,338,153)
Total stockholders' equity	18,931,046	15,068,839

Total Liabilities and Stockholders' Equity	$114,604,294	$106,934,670

USIO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Revenues	$21,321,478	$20,982,761	$62,371,752	$63,935,603
Cost of services	16,425,321	16,325,793	47,822,086	49,121,210
Gross profit	4,896,157	4,656,968	14,549,666	14,814,393

Selling, general and administrative expenses:
Stock-based compensation	569,772	594,815	1,529,106	1,677,258
Other SG&A	4,119,317	4,293,869	12,180,387	12,021,110
Depreciation and amortization	583,718	518,573	1,707,721	1,559,601
Total selling, general and administrative	5,272,807	5,407,257	15,417,214	15,257,969

Operating (loss)	(376,650)	(750,289)	(867,548)	(443,576)

Other income and (expense):
Interest income	125,564	49,769	348,188	116,649
Other income	0	50,000	261,413	50,000
Interest expense	(13,700)	(393)	(41,535)	(1,588)
Other income, net	111,864	49,376	568,066	115,061

(Loss) before income taxes	(264,786)	(700,913)	(299,482)	(328,515)

Federal income tax (benefit)	(3,186,053)	—	(3,186,053)	—
State income tax expense	70,000	70,000	210,000	222,524
Income tax expense (benefit)	(3,116,053)	70,000	(2,976,053)	222,524

Net income (loss)	$2,851,267	$(770,913)	$2,676,571	$(551,039)

Income (Loss) Per Share
Basic income (loss) per common share:	$0.10	$(0.03)	$0.10	$(0.02)
Diluted income (loss) per common share:	$0.10	$(0.03)	$0.10	$(0.02)
Weighted average common shares outstanding
Basic	27,322,497	26,383,144	26,747,277	26,386,586
Diluted	27,322,497	26,383,144	26,747,277	26,386,586

USIO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30,
	2024	2023
Operating Activities
Net income (loss)	$2,676,571	$(501,039)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,053,761	905,701
Amortization	653,960	653,900
Deferred federal income tax	(3,186,053)	0
Employee stock-based compensation	1,529,106	1,644,658
Vendor stock-based compensation	—	32,600
Non-cash revenue from returned common stock	—	(156,162)
Changes in operating assets and liabilities:
Accounts receivable	1,307,116	(831,978)
Prepaid expenses and other	(331,239)	(289,819)
Operating lease right-of-use assets	(591,997)	244,040
Other assets	15,072	—
Inventory	22,806	106,516
Accounts payable and accrued expenses	(1,373,432)	845,249
Operating lease liabilities	573,820	(267,553)
Prepaid card load obligations	(9,513,406)	38,668,841
Merchant reserves	(417,494)	427,044
Customer deposits	(40,911)	24,376
Net cash provided by (used in) operating activities	(7,622,320)	41,506,374

Investing Activities
Purchases of property and equipment	(698,271)	(587,451)
Net cash (used in) investing activities	(698,271)	(587,451)

Financing Activities
Payments on equipment loan	(71,121)	(42,527)
Proceeds from issuance of common stock	50,297	-
Purchases of treasury stock	(393,766)	(68,967)
Net cash (used in) financing activities	(414,590)	(111,494)

Change in cash, cash equivalents, prepaid card loads, customer deposits and merchant reserves	(8,735,181)	40,807,429
Cash, cash equivalents, prepaid card loads, customer deposits and merchant reserves, beginning of year	45,910,486	32,343,501

Cash, Cash Equivalents, Prepaid Card Loads, Customer Deposits and Merchant Reserves, End of Period	$37,175,305	$73,150,930

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$41,535	$1,588
Income taxes	—	312,158
Non-cash operating activities:
Right of use assets obtained in exchange for operating lease liabilities	963,487	—
Non-cash financing activity:
Issuance of deferred stock compensation	1,497,300	2,478,506

USIO, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

(UNAUDITED)

	Common Stock		Additional Paid- In	Treasury	Deferred	Accumulated	Total Stockholders'
	Shares	Amount	Capital	Stock	Compensation	Deficit	Equity

Balance at December 31, 2023	28,671,606	$197,087	$97,479,830	$(4,362,150)	$(6,907,775)	$(71,338,153)	$15,068,839

Issuance of common stock under equity incentive plan	107,600	107	153,118	—	—	—	153,225
Deferred compensation amortization	—	—	—	—	346,047	—	346,047
Purchase of treasury stock costs	—	—	—	(44,823)	—	—	(44,823)
Net (loss) for the period	—	—	—	—	—	(250,188)	(250,188)

Balance at March 31, 2024	28,779,206	$197,194	$97,632,948	$(4,406,973)	$(6,561,728)	$(71,588,341)	$15,273,100

Issuance of common stock under equity incentive plan	994,049	994	1,610,320	—	(1,497,300)	—	114,014
Issuance of common stock under employee stock purchase plan	6,180	6	10,504	—	—	—	10,510
Reversal of deferred compensation amortization that did not vest	(15,000)	(15)	(31,305)	—	31,320	—	—
Deferred compensation amortization	—	—	—	—	346,048	—	346,048
Purchase of treasury stock costs	—	—	—	(104,946)	—	—	(104,946)
Net income for the period	—	—	—	—	—	75,492	75,492

Balance at June 30, 2024	29,764,435	$198,179	$99,222,467	$(4,511,919)	$(7,681,660)	$(71,512,849)	$15,714,218

Issuance of common stock under equity incentive plan	21,100	21	185,324	—	—	—	185,345
Issuance of common stock under employee stock purchase plan	25,952	26	39,761	—	—	—	39,787
Deferred compensation amortization	—	—	—	—	384,426	—	384,426
Purchase of treasury stock costs	—	—	—	(243,997)	—	—	(243,997)
Net income for the period	—	—	—	—	—	2,851,267	2,851,267

Balance at September 30, 2024	29,811,487	$198,226	$99,447,552	$(4,755,916)	$(7,297,234)	$(68,661,582)	$18,931,046

Balance at December 31, 2022	27,044,900	$195,471	$94,048,603	$(3,749,027)	$(5,697,900)	$(70,863,049)	$13,934,098

Issuance of common stock under equity incentive plan	1,421,250	1,421	2,638,529	—	(2,444,054)	—	195,896
Deferred compensation amortization	—	—	—	—	308,676	—	308,676
Purchase of treasury stock costs	—	—	—	(8,529)	—	—	(8,529)
Net income for the period	—	—	—	—	—	14,833	14,833

Balance at March 31, 2023	28,466,150	$196,892	$96,687,132	$(3,757,556)	$(7,833,278)	$(70,848,216)	$14,444,974

Issuance of common stock under equity incentive plan	111,456	111	354,199	—	(34,452)	—	319,858
Reversal of deferred compensation amortization that did not vest	(115,000)	(115)	(188,088)	—	103,091	—	(85,112)
Deferred compensation amortization	—	—	—	—	343,123	—	343,123
Purchase of treasury stock costs	—	—	—	(10,507)	—	—	(10,507)
Non-cash return of common stock	—	—	—	(156,162)	—	—	(156,162)
Net income for the period	—	—	—	—	—	205,041	205,041

Balance at June 30, 2023	28,462,606	$196,888	$96,853,243	$(3,924,225)	$(7,421,516)	$(70,643,175)	$15,061,215

Issuance of common stock under equity incentive plan	43,800	44	252,212	—	—	—	252,256
Deferred compensation amortization	—	—	—	—	342,559	—	342,559
Purchase of treasury stock costs	—	—	—	(49,931)	—	—	(49,931)
Net (loss) for the period	—	—	—	—	—	(720,913)	(720,913)

Balance at September 30, 2023	28,506,406	$196,932	$97,105,455	$(3,974,156)	$(7,078,957)	$(71,364,088)	$14,885,186

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Reconciliation from Operating income (Loss) to Adjusted EBITDA:
Operating income (Loss)	$(376,650)	$(750,289)	$(867,548)	$(443,576)
Depreciation and amortization	583,718	518,573	1,707,721	1,559,601
EBITDA	207,068	(231,716)	840,173	1,116,025
Non-cash stock-based compensation expense, net	569,772	594,815	1,529,106	1,677,258
Adjusted EBITDA	$776,840	$363,099	$2,369,279	$2,793,283

Calculation of Adjusted EBITDA margins:
Revenues	$21,321,478	$20,982,761	$62,371,752	$63,935,603
Adjusted EBITDA	$776,840	$363,099	$2,369,279	$2,793,283
Adjusted EBITDA margins	3.6%	1.7%	3.8%	4.4%

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	September 30, 2024	September 30, 2023

Reconciliation from net cash (used in) operating activities to Non-GAAP Adjusted Operating Cash Flow:
Net cash provided by (used in) operating activities	$(7,622,320)	$41,506,374
Operating cash flow adjustments:
Prepaid card load obligations	9,513,406	(38,668,841)
Customer deposits	40,911	(24,376)
Merchant reserves	417,494	(427,044)
Operating lease right-of-use assets	591,997	(244,040)
Operating lease liabilities	(573,820)	267,553
Total adjustments to net cash provided by operating activities	$9,989,988	$(39,096,748)
Adjusted operating cash flows provided	$2,367,668	$2,409,626